INVESTOR CONTACT Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com

FOR IMMEDIATE RELEASE

S&T BANCORP ANNOUNCES EXTENSION OF SHARE REPURCHASE PLAN

INDIANA, Pa. - March 16, 2021 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York authorized an extension of its $50 million share repurchase plan, which was set to expire on March 31, 2021, at its regular meeting held March 15, 2021. This repurchase authorization, which is effective through March 31, 2022, permits S&T to repurchase from time to time up to the previously authorized $50 million in aggregate value of shares of S&T's common stock, with $37.4 million of capacity remaining as of today, through a combination of open market and privately negotiated repurchases. The specific timing, price and quantity of repurchases will be at the discretion of S&T and will depend on a variety of factors, including general market conditions, the trading price of the common stock, legal and contractual requirements and S&T’s financial performance. The repurchase plan does not obligate S&T to repurchase any particular number of shares. S&T expects to fund any repurchases from cash on hand and internally generated funds. Any share repurchases will not begin until permissible under applicable laws.

About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.0 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently ranked #1 in customer satisfaction with retail banking in the Mid-Atlantic including best in communication and advice by J.D. Power. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information, visit www.stbancorp.com, www.stbank.com, or follow us on Facebook, Instagram, and LinkedIn.

# # #